Exhibit 99.02

To:	The Shareholders of MacroSolve, Inc. (“MacroSolve”)
From:	The Board of Directors of MacroSolve
Subject:	Business Update
Date:	May 17, 2012

Introduction

Q1 of fiscal 2012 has been one of growth for MacroSolve and we remain grateful to our loyal shareholder base for their ongoing support. This update is meant to summarize some of the important events that have taken place since Q4 of 2011 and outlines some of our plans for continued expansion and growth. We are pleased to report significant progress on our execution strategy for revenue generation both through our patent monetization efforts, and through the development of our sales and distribution channels for MacroSolve’s mobile app solutions built around our landmark mobile app patent.

Overview of Financial Results

We recently released results for Q1 of fiscal 2012, which marked our 5th consecutive quarter of top-line revenue growth. Additional highlights include:

●	Revenues increased 635% to $853,000 from $116,000 in the same period of fiscal year 2011;
●	$255,000 backlog expected to be completed in Q2 for custom mobile app solution services;
●	Revenues grew by 13% on a quarter-over-quarter basis from $757,000 in Q4 of 2011;
●	Gross profit increased 622% to $498,000 from $69,000 in Q1 of fiscal year 2011;
●	Use of cash decreased 25% to $370,000 from $496,000 in Q4 of the fiscal year 2011; and
●	MacroSolve’s distribution network supported growth in new sales of software products and solution services.

In the three months ending on March 31, 2012, operating expenses increased 99% to $1,084,000 from $546,000 in the same period of fiscal year 2011. This increase was driven by a rise in investments in growth via salaries, marketing, and public relations expenses in support of higher revenues, as well as depreciation and amortization expenses. The resulting loss from operations was $586,000 in the first quarter of fiscal 2012, up 23% over operating loss of $477,000 in the first quarter of fiscal 2011.

Net loss for the three months ended March 31, 2012 was ($705,000) or $(0.01) per share, as compared to a net loss of $(507,000) or $(0.01) in the three months ended March 31, 2011, an increase of $198,000 or 39%. The rise was primarily due to increasing MacroSolve’s workforce by 24 employees in support of future growth.

1717 S Boulder Ave Suite 700 Tulsa OK 74119
800.401.8740 www.illumemobile.com

Notable Announcements

Growth

In addition to our Tulsa base, we have expanded our direct sales presence to New York City, Atlanta, Dallas, and Houston in order to address the increasing demand for our mobile applications.

In January, we launched Illume Mobile, the go-to market brand of MacroSolve. While MacroSolve continues to serve as our legal identity, Illume Mobile will act as the outward-facing label and brand for building apps, promoting products, and selling services.

In support of our indirect channel tactics, we have succeeded in signing new, strategic distribution agreements. Notable examples include:

●	RockSauce Studios – a mobile design studio located in Austin, Texas;
●	Source Data Corporation – a global provider of IT supplies, hardware, software, as well as the staffing needed for integration and implementation;
●	Tabbedout – creator of a mobile payment solution that enables customers to open, view and pay their bar or restaurant tab with their phone; and
●	Industry Analyst, Inc. – a national provider of custom testing and market research for the office equipment and production print industries.

Finally, due to an increase in quality media coverage through the month of April, we have been able to further establish our industry presence through effective placements with Mobile Marketer, The Daily Caller and The Boston Globe. We also have been mentioned on Fox Business, represented by investor and advocate Donald Trump Jr., who is scheduled to appear on Bloomberg later in May.

Products
With the increasing concern for personal safety on college campuses, our GuardianSentral™ product has garnered significant interest in the higher education sector. Northeastern State University launched the app for all three of its campuses this year in the first quarter.

In addition, as part of our marketing partnership with Click Here (the digital division of The Richards Group, the nation’s largest independent branding agency), we collaborated on the recently launched T.G.I. Friday’s mobile app, which is active in supporting 600 locations across the United States. We have partnered with Tabbedout, creator of a mobile payment solution. The functionality of this particular app greatly enhances our DineSentral™ branded mobile app product.

1717 S Boulder Ave Suite 700 Tulsa OK 74119
800.401.8740 www.illumemobile.com

Patent Update

On May 1, 2012, The Daily Caller published an Op-Ed by Donald Trump Jr. entitled “Defending Innovation in America.” The piece supported the protection of patents and applauded innovators like MacroSolve for securing its intellectual property. Read the full Daily Caller editorial at http://thedc.com/KCLWq5.

On May 8th, 2012, Donald Trump Jr. was featured on Fox Business' ‘Markets Now’ segment with Cheryl Casone and Dennis Kneale discussing the world of business apps and the defense of innovation (through the context of software patent litigation) in the United States. In the segment, Donald Trump Jr. and Fox highlighted the importance of utilizing mobile technologies for businesses today. Watch the full segment on Fox Business on-line at http://bit.ly/J4VlXd.

With claims filed against more than 60 defendants to date, we ended the quarter as party to 19 legal proceedings we initiated in the United States District Court Eastern District of Texas against 34 alleged infringers of our United States Patent #7,822,816. A summary of the legal proceedings can be found in our latest Form 10-Q Quarterly Report at www.sec.gov.

In closing, we would like to express our sincere appreciation for the ongoing support of our shareholders and remain committed to do our very best to deliver an attractive return on your investment.

Yours very truly, The Board of Directors of MacroSolve, Inc.

Howard Janzen, Chairman

1717 S Boulder Ave Suite 700 Tulsa OK 74119
800.401.8740 www.illumemobile.com